EXHIBIT 10.15

November  5, 2009

David C. Mathewson
1265 Mesa Drive
Fernley, Nevada  89408

Dear Dave:

We refer to the Employment Agreement dated as of January 1, 2009 (the “Agreement”), between Nevada Gold Holdings, Inc. (the “Company”) and you (“Mathewson”).  Capitalized terms used herein without definition have the meanings ascribed to them in the Agreement.

Notwithstanding anything in the Agreement to the contrary, the Company and Mathewson hereby agree to terminate the Agreement effective as of the date shown above Mathewson’s signature below (the “Termination Date”), without “good cause” and without any material breach by the Company of the terms of the Agreement. Mathewson waives the right to receive any Base Salary accrued to the Termination Date but not yet paid. The Company shall not be obligated to pay Mathewson any severance.

By signing below, Mathewson resigns as Chief Executive Officer, President, Secretary, Treasurer and Chief Geologist of the Company.

No NSRs have accrued under Section 7 of the Agreement, and the Company is not obligated to grant any NSRs to Mathewson.

Except with respect to reimbursement of Reimbursable Expenses that have not been reimbursed, Mathewson acknowledges that receipt of any such monies is in full satisfaction of any and all outstanding claims or entitlements which he may otherwise have against the Company, its successors, subsidiaries, employees, officers, directors and agent, and Mathewson releases and discharges the Company, its successors, subsidiaries, employees, officers, directors and agents from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which he may have or claim to have against the Company as a result of the Agreement, his employment by the Company and this termination and does hereby agree not to file a lawsuit to assert such claims.

Mathewson will promptly reimburse the Company for any Reimbursable Expense advance allowance that has not been documented, accounted and submitted to the Company as provided in the Agreement.

From the Termination Date, Mathewson will no longer be entitled to participate in the Company’s insurance programs or benefit plans.

Nevada Gold Holdings, Inc.
1640 Terrace Way
Walnut Creek, CA    94597
(925) 930-0100

David C. Mathewson

The Company and Mathewson agree that Section 10(a) of the Agreement shall be amended and restated to read in its entirety as follows:

Mathewson shall not, directly or indirectly, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend any credit to, or render services or advice to any business, firm, corporation, partnership, association, joint venture or other entity that engages in or conducts the business of gold exploration, anywhere within the Tempo property located in Lander County, Nevada, or within two miles of the current outside boundary of the property, until November ___, 2012, or for as long as the Company maintains ownership control or a participatory involvement in the Tempo property (whichever is longer), or unless otherwise agreed upon by the Company’s Board of Directors. In the event that the Company shall merge or be acquired or if this letter is otherwise assigned by the Company to another entity, the Mathewson expressly consents to the assignment of this provision to such successor or assignee.”

In further consideration of the modifications above to your obligations under Section 10(a) of the Agreement, you agree that you will immediately transfer and surrender to the Company, without payment therefor, two million (2,000,000) shares of the Company’s common stock, and will if requested promptly deliver to the Company certificate(s) representing the same together with stock powers therefor endorsed in blank.

Notwithstanding the foregoing, the provisions of Sections 9 (Confidential Information), 10(b) (Non-Solicitation), 11 (Construction and Enforcement of Sections 9 and 10), 14 (No Violation), 19 (Governing Law), and 20 (Arbitration) shall remain in full force and effect.

You acknowledge that you have carefully read and fully understand all of the provisions of this agreement and release, which sets forth the entire agreement between you and the Company, and you acknowledge that you have not relied on any representation or statement, written or oral, not set forth in this document.

David C. Mathewson

If you are in agreement with the foregoing, please execute a copy of this letter in the place indicated and return the signed copy to Mr. Barrett DiPaolo of Gottbetter & Partners, LLP, at the address shown below.

Very truly yours,

Nevada Gold Holdings, Inc.

By:  /s/ David Rector
David Rector
CEO and President

Accepted and agreed as of November ___, 2009:

/s/ David C. Mathewson
David C. Mathewson